Libbey Inc.

Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Kenneth Boerger	Lisa Fell
Vice President and Treasurer	Director of Corporate Communications
(419) 325-2279	(419) 325-2001
ken.boerger@libbey.com	lfell@libbey.com

FOR IMMEDIATE RELEASE
FRIDAY, FEBRUARY 27, 2015

LIBBEY INC. ANNOUNCES RECORD FOURTH QUARTER AND FULL-YEAR 2014
NET SALES ON CONTINUED STRONG REVENUE GROWTH

Fourth quarter sales increased 4.7 percent, compared to the fourth quarter of 2013, and were the highest fourth quarter sales in Company history

TOLEDO, OHIO, FEBRUARY 27, 2015--Libbey Inc. (NYSE MKT: LBY) today reported results for the fourth quarter and year-ended December 31, 2014.

Fourth Quarter Financial Highlights

•	Sales for the fourth quarter were $231.4 million, compared to $221.0 million for the fourth quarter of 2013, an increase of 4.7 percent (7.1 percent excluding currency fluctuation).

•
Net income for the fourth quarter was $19.8 million, compared to $9.3 million in the prior-year fourth quarter. Adjusted net income (see Table 1) for the fourth quarter was $11.9 million, compared to the $12.8 million adjusted net income recorded in the fourth quarter of 2013.

•
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (see Table 3) for the quarter was $30.7 million, compared to $37.6 million in the prior-year quarter. Adjusted EBITDA of $30.7 million was at the high end of the Company's previous guidance of $29.0 million to $31.0 million.

•
Own the Moment strategic foundation announced at 2015 Investor Day is driven by a balanced capital allocation strategy, including an $0.11 per share quarterly dividend, repurchases of up to 1.5 million shares and reinvestment in the business.

"For the third consecutive quarter, we were able to defend and grow our market share in an extremely competitive market, as sales grew in each of our segments, excluding currency impacts. Adjusted EBITDA results were

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Libbey Inc.

positively impacted by our North American capacity realignment and productivity improvements, but these gains were offset by the items we outlined at our Investor Day in January: costs associated with an earlier-than-planned furnace repair, strategic growth initiatives, negative sales mix, higher than expected currency impact from the weaker peso and euro and unplanned non-income tax assessments. We are pleased with our overall Company sales growth of 4.7 percent, 7.1 percent excluding currency fluctuation, during the quarter. We look forward to continuing our strong sales performance during 2015, as we leverage the investments we have made in new products, sales and marketing capabilities," said Stephanie A. Streeter, chief executive officer of Libbey Inc.

Fourth Quarter Segment Sales and Operational Review

•
Sales in the Americas segment were $165.7 million, compared to $154.1 million in the fourth quarter of 2013, an increase of 7.5 percent (8.9 percent excluding currency impact). Contributing to the increase were a 3.2 percent increase in sales in our foodservice channel, an increase of 8.9 percent in retail and a 10.5 percent increase in the business-to-business channel.

•	Sales in the EMEA segment decreased 6.6 percent (an increase of 1.2 percent excluding currency impact) to $36.2 million, compared to $38.7 million in the fourth quarter of 2013.

•
Sales in U.S. Sourcing were $21.1 million in the fourth quarter of 2014, compared to $19.8 million in the prior-year quarter, as sales of World Tableware and Syracuse China flatware and dinnerware increased 6.7 percent.

•	Sales in Other were $8.5 million, similar to the prior-year quarter, resulting from a 0.8 percent increase in sales (1.9 percent excluding currency impact) in the Asia Pacific region.

•
Adjusted EBITDA was $30.7 million (see Table 3) compared to $37.6 million reported in the prior-year quarter. The increased sales and the realization of savings of approximately $3.6 million from the recently completed North American capacity realignment positively impacted adjusted EBITDA. However, these favorable factors were more than offset by an unfavorable sales mix, the $3.9 million impact of costs related to an earlier-than-planned furnace repair, higher input costs for natural gas and electricity of $0.9 million, $1.6 million in unplanned non-income tax assessments as well as increased selling and marketing expenses and expenses incurred in connection with other strategic growth initiatives.

•
Interest expense was $4.9 million, a decrease of $2.8 million, compared to $7.7 million in the year-ago period, primarily driven by lower interest rates as a result of the refinancing completed during the second quarter of 2014.

•
Our effective tax rate was 16.4 percent for the quarter-ended December 31, 2014, compared to 42.5 percent for the quarter-ended December 31, 2013. The effective rate in both years was generally influenced by foreign earnings with differing statutory rates, foreign withholding tax, accruals related to uncertain tax positions and other activity in jurisdictions with recorded valuation allowances.

Full-Year 2014 Financial Highlights

•	Sales for the full-year 2014 were $852.5 million, compared to $818.8 million for 2013, an increase of 4.1 percent (or 4.7 percent excluding currency fluctuation).

•	Income from operations for 2014 was $81.2 million, compared to $74.6 million in 2013.

•	Adjusted EBITDA (see Table 3) was $123.4 million for the full-year 2014, compared to $135.3 million for 2013.

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Libbey Inc.

Full-Year 2014 Segment Sales and Operational Review

•
Sales in the Americas segment were $591.4 million, compared to $560.8 million in 2013, an increase of 5.4 percent (6.3 percent excluding currency fluctuation), including increases in all channels of distribution.

•	Sales in the EMEA segment increased 0.8 percent to $147.6 million, compared to $146.5 million in 2013.

•	Sales in the U.S. Sourcing segment increased 3.2 percent to $80.8 million, compared to $78.3 million in 2013.

•	Sales in Other were $32.7 million, compared to $33.2 million in the prior-year period. This decrease was the result of a 1.5 percent decrease in sales in the Asia Pacific region.

•
Interest expense for 2014 was $22.9 million, a decrease of $9.1 million, compared to $32.0 million in 2013, primarily driven by lower interest rates as a result of the refinancing completed during the second quarter of 2014.

•
Our effective tax rate was 63.3 percent for the full-year 2014, compared to 31.8 percent for 2013. The effective tax rate was generally influenced by foreign earnings with differing statutory rates, foreign withholding tax, accruals related to uncertain tax positions and other activity in jurisdictions with recorded valuation allowances.

Balance Sheet and Liquidity

•
Libbey reported that it had available capacity of $82.3 million under its ABL credit facility as of December 31, 2014, with no loans currently outstanding. The Company also had cash on hand of $60.0 million at December 31, 2014, including in excess of $26.0 million in the U.S.

•
As of December 31, 2014, working capital, defined as inventories and accounts receivable less accounts payable, was $178.4 million, compared to $216.8 million at September 30, 2014, and $173.1 million at December 31, 2013 (see Table 5). Working capital increased $5.3 million, compared to the prior year, but was reduced during the quarter by $38.4 million, as the result of the Company's focus on working capital reduction.

Sherry Buck, chief financial officer, added: "We generated a significant amount of free cash flow during the fourth quarter, as a result of working capital reductions of over $38 million and receipt of approximately $10 million in insurance proceeds related to a claim for the furnace malfunction in 2013. We also continued to realize lower interest expense during the fourth quarter, compared to the prior year, which resulted in a reduction of over $9 million of interest expense for the full year. As we look to 2015, we expect to continue our strong free cash flow performance."

Buck added, "Since the implementation of our 10b5-1 share repurchase plan on December 15, 2014, we have repurchased over 180,000 shares of stock at an average purchase price of approximately $32.92 per share. At a minimum, we would expect to repurchase all 1.5 million shares under our current authorization by year-end 2017."

Outlook for 2015

For the full-year 2015, the Company provided a performance outlook consistent with the long-term goals it disclosed at its January 23, 2015, Investor Day. For the year 2015 the company expects:

•	Sales growth of approximately 3 percent, 5 to 6 percent on a constant currency basis

•	Adjusted EBITDA margins of approximately 15 percent

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Libbey Inc.

•	Capital expenditures in the range of $55 million to $60 million
Webcast Information

Libbey will hold a conference call for investors on Friday, February 27, 2015, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations' section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 7 days after the conclusion of the call.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, we believe Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. Libbey supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries and is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States. In 2014, Libbey Inc.'s net sales totaled $852.5 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 12, 2014. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Three months ended December 31,
	2014	2013

Net sales	$231,418	$221,045
Freight billed to customers	762	897
Total revenues	232,180	221,942
Cost of sales (1)	171,956	172,124
Gross profit	60,224	49,818
Selling, general and administrative expenses (1)	32,732	28,430
Special charges (1)	—	240
Income from operations	27,492	21,148
Other income (1)	1,011	2,737
Earnings before interest and income taxes	28,503	23,885
Interest expense	4,882	7,739
Income before income taxes	23,621	16,146
Provision for income taxes (1)	3,864	6,861
Net income	$19,757	$9,285

Net income per share:
Basic	$0.90	$0.43
Diluted	$0.88	$0.42

Weighted average shares:
Outstanding	21,861	21,429
Diluted	22,332	21,975

(1) Refer to Table 1 for Special Items detail.

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Year ended December 31,
	2014	2013

Net sales	$852,492	$818,811
Freight billed to customers	3,400	3,344
Total revenues	855,892	822,155
Cost of sales (1)	652,747	632,738
Gross profit	203,145	189,417
Selling, general and administrative expenses (1)	121,909	109,981
Special charges (1)	—	4,859
Income from operations	81,236	74,577
Loss on redemption of debt (1)	(47,191)	(2,518)
Other income (1)	2,351	1,647
Earnings before interest and income taxes	36,396	73,706
Interest expense	22,866	32,006
Income before income taxes	13,530	41,700
Provision for income taxes (1)	8,567	13,241
Net income	$4,963	$28,459

Net income per share:
Basic	$0.23	$1.34
Diluted	$0.22	$1.31

Weighted average shares:
Outstanding	21,716	21,217
Diluted	22,184	21,742

(1) Refer to Table 2 for Special Items detail.

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS:
Cash and cash equivalents	$60,044	$42,208
Accounts receivable — net	91,106	94,549
Inventories — net	169,828	163,121
Other current assets	27,701	24,838
Total current assets	348,679	324,716

Pension asset	848	33,615
Goodwill and purchased intangibles — net	181,883	186,704
Property, plant and equipment — net	277,978	265,662
Other assets	19,542	19,293
Total assets	$828,930	$829,990

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$82,485	$79,620
Accrued liabilities	71,673	73,821
Pension liability (current portion)	1,488	3,161
Non-pension postretirement benefits (current portion)	4,800	4,758
Other current liabilities	8,296	1,374
Long-term debt due within one year	7,658	5,391
Total current liabilities	176,400	168,125

Long-term debt	436,264	406,512
Pension liability	56,462	40,033
Non-pension postretirement benefits	63,301	59,065
Other liabilities	19,049	25,446
Total liabilities	751,476	699,181

Common stock and capital in excess of par value	331,609	323,580
Treasury stock	(1,060)	—
Retained deficit	(114,648)	(119,611)
Accumulated other comprehensive loss	(138,447)	(73,160)
Total shareholders’ equity	77,454	130,809
Total liabilities and shareholders’ equity	$828,930	$829,990

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended December 31,
	2014	2013

Operating activities:
Net income	$19,757	$9,285
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,551	9,799
Loss on asset sales and disposals	427	—
Change in accounts receivable	16,517	(2,527)
Change in inventories	17,995	10,838
Change in accounts payable	5,282	18,189
Accrued interest and amortization of discounts and finance fees	310	(6,380)
Pension & non-pension postretirement benefits	(3,299)	(576)
Restructuring	—	(646)
Accrued liabilities & prepaid expenses	(3,605)	(4,455)
Income taxes	3,310	4,481
Share-based compensation expense	1,537	1,764
Other operating activities	(655)	1,485
Net cash provided by operating activities	67,127	41,257

Investing activities:
Additions to property, plant and equipment	(18,178)	(19,255)
Proceeds from furnace malfunction insurance recovery	(1,996)	—
Proceeds from asset sales and other	17	—
Net cash used in investing activities	(20,157)	(19,255)

Financing activities:
Borrowings on ABL credit facility	28,300	8,200
Repayments on ABL credit facility	(37,200)	(8,200)
Other repayments	(547)	(9,759)
Repayments on Term Loan B	(1,100)	—
Stock options exercised	1,690	277
Treasury shares purchased	(1,060)	—
Net cash used in financing activities	(9,917)	(9,482)

Effect of exchange rate fluctuations on cash	(1,098)	222
Increase in cash	35,955	12,742

Cash & cash equivalents at beginning of period	24,089	29,466
Cash & cash equivalents at end of period	$60,044	$42,208

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Year ended December 31,
	2014	2013

Operating activities:
Net income	$4,963	$28,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,388	43,969
Loss on asset sales and disposals	674	514
Change in accounts receivable	(1,808)	(12,674)
Change in inventories	(10,828)	(3,932)
Change in accounts payable	7,401	12,190
Accrued interest and amortization of discounts and finance fees	2,039	1,496
Call premium on senior notes	37,348	1,350
Write-off of finance fees on senior notes	9,086	1,168
Pension & non-pension postretirement benefits	(879)	7,746
Restructuring	(289)	2,212
Accrued liabilities & prepaid expenses	(7,222)	(17,507)
Income taxes	885	(1,804)
Share-based compensation expense	5,283	5,063
Other operating activities	(2,857)	4,479
Net cash provided by operating activities	84,184	72,729

Investing activities:
Additions to property, plant and equipment	(56,706)	(49,407)
Proceeds from furnace malfunction insurance recovery	2,350	—
Proceeds from asset sales and other	24	81
Net cash used in investing activities	(54,332)	(49,326)

Financing activities:
Borrowings on ABL credit facility	83,000	51,000
Repayments on ABL credit facility	(83,000)	(51,000)
Other repayments	(5,863)	(14,270)
Other borrowings	5,214	6,094
Payments on 6.875% senior notes	(405,000)	(45,000)
Proceeds from Term Loan B	438,900	—
Repayments on Term Loan B	(2,200)	—
Call premium on senior notes	(37,348)	(1,350)
Stock options exercised	4,571	5,384
Debt issuance costs and other	(6,959)	—
Treasury shares purchased	(1,060)	—
Net cash used in financing activities	(9,745)	(49,142)

Effect of exchange rate fluctuations on cash	(2,271)	739
Increase (decrease) in cash	17,836	(25,000)

Cash & cash equivalents at beginning of year	42,208	67,208
Cash & cash equivalents at end of year	$60,044	$42,208

In accordance with the SEC’s Regulation G, tables 1 through 6 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey's core business and trends. In addition, it is the basis on which Libbey's management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of "As Reported" Results to "As Adjusted" Results - Quarter
(dollars in thousands, except per-share amounts)
(unaudited)
	Three months ended December 31,
	2014			2013
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$231,418	$—	$231,418	$221,045	$—	$221,045
Freight billed to customers	762	—	762	897	—	897
Total revenues	232,180	—	232,180	221,942	—	221,942
Cost of sales	171,956	(10,349)	182,305	172,124	3,933	168,191
Gross profit	60,224	10,349	49,875	49,818	(3,933)	53,751
Selling, general and administrative expenses	32,732	1,649	31,083	28,430	1,401	27,029
Special charges	—	—	—	240	240	—
Income from operations	27,492	8,700	18,792	21,148	(5,574)	26,722
Other income (expense)	1,011	(1,317)	2,328	2,737	1,844	893
Earnings before interest and income taxes	28,503	7,383	21,120	23,885	(3,730)	27,615
Interest expense	4,882	—	4,882	7,739	—	7,739
Income before income taxes	23,621	7,383	16,238	16,146	(3,730)	19,876
Provision for income taxes	3,864	(482)	4,346	6,861	(196)	7,057
Net income	$19,757	$7,865	$11,892	$9,285	$(3,534)	$12,819

Net income per share:
Basic	$0.90	$0.36	$0.54	$0.43	$(0.17)	$0.60
Diluted	$0.88	$0.35	$0.53	$0.42	$(0.16)	$0.58

Weighted average shares:
Outstanding	21,861			21,429
Diluted	22,332			21,975

	Three months ended December 31, 2014
Special Items Detail - (Income) Expense:	Furnace Malfunction (1)	Executive Retirement	Pension Settlement	Derivatives (2)	Environmental Obligation(3)	Total Special Items
Cost of sales	$(10,664)	$—	$—	$—	$315	$(10,349)
SG&A	—	875	774	—	—	1,649
Other (income) expense	—	—	—	1,317	—	1,317
Income taxes	—	—	(87)	(395)	—	(482)
Total Special Items	$(10,664)	$875	$687	$922	$315	$(7,865)

	Three months ended December 31, 2013
Special Items Detail - (Income) Expense:	Restructuring Charges (4)	Furnace Malfunction (1)	Pension Settlement	Executive Retirement	Total Special Items
Cost of sales	$(14)	$3,835	$112	$—	$3,933
SG&A	—	—	665	736	1,401
Special charges	240	—	—	—	240
Other (income) expense	—	(1,844)	—	—	(1,844)
Income taxes	163	(115)	(300)	56	(196)
Total Special Items	$389	$1,876	$477	$792	$3,534

(1) Furnace malfunction relates to loss of production and disposal of fixed assets, net of insurance recoveries, at our Toledo, Ohio, manufacturing facility.
(2) Derivatives relate to hedge ineffectiveness and mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting.
(3) Environmental obligation relates to our assessment of Syracuse China Company as a potentially responsible party with respect to the Lower Ley Creek sub-site of the Onondaga Lake Superfund site.
(4) Restructuring charges relate to discontinuing production of certain glassware in North America and reducing manufacturing capacity at our Shreveport, Louisiana, manufacturing facility.

Table 2
Reconciliation of "As Reported" Results to "As Adjusted" Results - Year
(dollars in thousands, except per-share amounts)
(unaudited)
	Year ended December 31,
	2014			2013
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$852,492	$—	$852,492	$818,811	$—	$818,811
Freight billed to customers	3,400	—	3,400	3,344	—	3,344
Total revenues	855,892	—	855,892	822,155	—	822,155
Cost of sales	652,747	(3,482)	656,229	632,738	8,381	624,357
Gross profit	203,145	3,482	199,663	189,417	(8,381)	197,798
Selling, general and administrative expenses	121,909	1,649	120,260	109,981	4,345	105,636
Special charges	—	—	—	4,859	4,859	—
Income from operations	81,236	1,833	79,403	74,577	(17,585)	92,162
Loss on redemption of debt	(47,191)	(47,191)	—	(2,518)	(2,518)	—
Other income (expense)	2,351	(1,247)	3,598	1,647	928	719
Earnings before interest and income taxes	36,396	(46,605)	83,001	73,706	(19,175)	92,881
Interest expense	22,866	—	22,866	32,006	—	32,006
Income before income taxes	13,530	(46,605)	60,135	41,700	(19,175)	60,875
Provision for income taxes	8,567	(823)	9,390	13,241	(2,067)	15,308
Net income	$4,963	$(45,782)	$50,745	$28,459	$(17,108)	$45,567

Net income per share:
Basic	$0.23	$(2.11)	$2.34	$1.34	$(0.81)	$2.15
Diluted	$0.22	$(2.06)	$2.29	$1.31	$(0.79)	$2.10

Weighted average shares:
Outstanding	21,716			21,217
Diluted	22,184			21,742

	Year ended December 31, 2014
Special Items Detail - (Income) Expense:	Restructuring Charges(1)	Pension Settlement	Debt Cost(2)	Furnace Malfunction(3)	Executive Retirement	Derivatives(4)	Environmental Obligation(5)	Total Special Items
Cost of sales	$985	$—	$—	$(4,782)	$—	$—	$315	$(3,482)
SG&A	—	774	—	—	875	—	—	1,649
Loss on redemption of debt	—	—	47,191	—	—	—	—	47,191
Other (income) expense	—	—	—	—	—	1,247	—	1,247
Income taxes	(296)	(87)	—	(45)	—	(395)	—	(823)
Total Special Items	$689	$687	$47,191	$(4,827)	$875	$852	$315	$45,782

	Year ended December 31, 2013
Special Items Detail - (Income) Expense:	Restructuring Charge(1)	Furnace Malfunction(3)	Abandoned Property	Pension Settlement	Debt Costs(2)	Executive Retirement	Derivatives(4)	Total Special Items
Cost of sales	$1,685	$6,272	$—	$424	$—	$—	$—	$8,381
SG&A	—	—	1,781	1,828	—	736	—	4,345
Special charges	4,859	—	—	—	—	—	—	4,859
Loss on redemption of debt	—	—	—	—	2,518	—	—	2,518
Other (income) expense	—	(1,844)	—			—	916	(928)
Income taxes	(614)	(415)	(167)	(566)	(236)	(69)	—	(2,067)
Total Special Items	$5,930	$4,013	$1,614	$1,686	$2,282	$667	$916	$17,108

(1) Restructuring charges relate to discontinuing production of certain glassware in North America and reducing manufacturing capacity at our Shreveport, Louisiana, facility.
(2) Debt costs for 2014 include the write-off of unamortized finance fees and call premium payments on the $405.0 million senior notes redeemed in April and May 2014, and the write-off of the debt carrying value adjustment related to the termination of the $45.0 million interest rate swap. Debt costs for 2013 include the write-off of unamortized finance fees and call premium payments on the $45.0 million senior notes redeemed in May 2013.
(3) Furnace malfunction relates to loss of production and disposal of fixed assets, net of insurance recoveries, at our Toledo, Ohio, manufacturing facility.
(4) In 2014, derivatives primarily relate to hedge ineffectiveness and mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting. In 2013, $0.3 million related to hedge ineffectiveness on our natural gas hedges and $0.6 million related to the hedge ineffectiveness on our interest rate swap.
(5) Environmental obligation relates to our assessment of Syracuse China Company as a potentially responsible party with respect to the Lower Ley Creek sub-site of the Onondaga Lake Superfund site.

Table 3
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Reported net income	$19,757	$9,285	$4,963	$28,459
Add:
Interest expense	4,882	7,739	22,866	32,006
Provision for income taxes	3,864	6,861	8,567	13,241
Depreciation and amortization	9,551	9,799	40,388	43,969
EBITDA	38,054	33,684	76,784	117,675
Add: Special items before interest and taxes	(7,383)	3,730	46,605	19,175
Less: Depreciation expense included in special items and also in depreciation and amortization above	—	166	—	(1,533)
Adjusted EBITDA	$30,671	$37,580	$123,389	$135,317

Table 4
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net cash provided by operating activities	$67,127	$41,257	$84,184	$72,729
Capital expenditures	(18,178)	(19,255)	(56,706)	(49,407)
Proceeds from furnace malfunction insurance recovery	(1,996)	—	2,350	—
Proceeds from asset sales and other	17	—	24	81
Free Cash Flow	$46,970	$22,002	$29,852	$23,403

Table 5
Reconciliation to Working Capital
(dollars in thousands)
(unaudited)
	September 30, 2014	December 31, 2014	December 31, 2013
Add:
Accounts receivable	$106,459	$91,106	$94,549
Inventories	189,221	169,828	163,121
Less: Accounts payable	78,895	82,485	79,620
Less: Receivable on furnace malfunction insurance claim	—	—	5,000
Working Capital	$216,785	$178,449	$173,050

Table 6
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended December 31,		Year ended December 31,
Net Sales:	2014	2013	2014	2013

Americas (1)	$165,650	$154,100	$591,391	$560,840
EMEA (2)	36,174	38,741	147,587	146,455
U.S. Sourcing (3)	21,078	19,754	80,782	78,302
Other (4)	8,516	8,450	32,732	33,214
Consolidated	$231,418	$221,045	$852,492	$818,811

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
Americas (1)	$24,996	$29,028	$98,460	$100,534
EMEA (2)	2,654	2,046	5,726	874
U.S. Sourcing (3)	1,620	2,566	6,995	9,752
Other (4)	343	2,194	2,378	3,374
Segment EBIT	$29,613	$35,834	$113,559	$114,534

Reconciliation of Segment EBIT to Net Income:
Segment EBIT	$29,613	$35,834	$113,559	$114,534
Retained corporate costs (6)	(8,493)	(8,219)	(30,558)	(21,653)
Consolidated Adjusted EBIT	21,120	27,615	83,001	92,881
Loss on redemption of debt	—	—	(47,191)	(2,518)
Pension settlement	(774)	(777)	(774)	(2,252)
Furnace malfunction	10,664	(1,991)	4,782	(4,428)
Environmental obligation	(315)	—	(315)	—
Restructuring charges	—	(226)	(985)	(6,544)
Derivatives (7)	(1,317)	—	(1,247)	(916)
Abandoned property	—	—	—	(1,781)
Executive retirement	(875)	(736)	(875)	(736)
Special items before interest and taxes	7,383	(3,730)	(46,605)	(19,175)
Interest expense	(4,882)	(7,739)	(22,866)	(32,006)
Income taxes	(3,864)	(6,861)	(8,567)	(13,241)
Net income	$19,757	$9,285	$4,963	$28,459

Depreciation & Amortization:
Americas (1)	$5,893	$5,129	$22,856	$24,953
EMEA (2)	2,073	2,526	10,061	10,449
U.S. Sourcing (3)	5	6	25	33
Other (4)	1,463	1,925	6,179	7,275
Corporate	117	213	1,267	1,259
Consolidated	$9,551	$9,799	$40,388	$43,969
(1) Americas—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in North and South America.
(2) EMEA—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in Europe, the Middle East and Africa.
(3) U.S. Sourcing—includes U.S. sales of sourced ceramic dinnerware, metal tableware, hollowware, and serveware.
(4) Other—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs includes certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.
(7) Derivatives relate to hedge ineffectiveness and mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting. 2013 also includes hedge ineffectiveness on our interest rate swap.